Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-191436 and 333-203222 on Form S-8 of our reports dated March 29, 2018, relating to the financial statements of Science Applications International Corporation and subsidiaries, and the effectiveness of Science Applications International Corporation and subsidiaries’ internal control over financial reporting (which report expresses an adverse opinion on the Company’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of Science Applications International Corporation for the year ended February 2, 2018.

/s/ DELOITTE & TOUCHE LLP
McLean, Virginia
March 29, 2018